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                                                                   EXHIBIT 23.1


                        Consent of Independent Auditors



The Board of Directors
Allegiance Telecom, Inc.:


We consent to incorporation by reference in the Registration Statements previously filed on Form S-8 (Nos. 333-60486; 333-46866; 333-10402;
333-70769; 333-73453; 333-86260; 333-92062) and on Form S-3 (No. 333-101997)
of Allegiance Telecom, Inc. of our report dated February 27, 2004, except as to note 2 which is as of April 14, 2004 and note 15 which is as of April 6, 2004, related to the consolidated balance sheets of Allegiance Telecom, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and the 2003 and 2002 financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Allegiance Telecom, Inc.

Our report includes an explanatory paragraph that states the Company has suffered recurring losses from operations and filed for bankruptcy on May 14, 2003, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



KPMG LLP



Dallas, Texas
April 14, 2004